EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

The Travelers Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, without par value	Other	6,789,184 (2)	$ 181.995 (3)	$ 1,235,597,542.08 (2)	$110.20 per $1,000,000	$ 136,162.85
Total Offering Amounts					$ 1,235,597,542.08 (2)		$ 136,162.85
Total Fee Offsets							-
Net Fee Due							$ 136,162.85

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares of common stock as may be issuable under the above-named plan as a result of a stock dividend, stock split or similar adjustment of the outstanding shares of common stock, without par value of The Travelers Companies, Inc.

(2)	As described in the Explanatory Note in this Registration Statement, represents (i) 5,789,184 shares of Common Stock authorized under The Travelers Companies, Inc. 2023 Stock Incentive Plan (the “Plan”) and (ii) 1,000,000 shares of Common Stock that may become available for issuance as a result of outstanding awards under the Plan and The Travelers Companies, Inc. 2014 Stock Incentive Plan that are forfeited, terminated, canceled or expire unexercised.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sale prices for The Travelers Companies, Inc. common stock on the New York Stock Exchange on May 18, 2023.